News Release

Media Contacts:
Lisa Bottle +1 704 423 7060
Gail K. Warner +1 704 423 7048
Investor Contact:
Paul Gifford +1 704 423 5517
Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, NC 28217-4578
Tel: 704 423 7000
Fax: 704 423 7127
www.goodrich.com

Goodrich Announces Pricing Terms of Exchange Notes
CHARLOTTE, NC, June 15, 2006 — Goodrich Corporation (NYSE: GR) announced today the pricing terms of the new series of notes due 2016 which are to be issued in exchange for its outstanding 7 1/2% Notes due 2008, 6.45% Notes due 2008 and 6.60% Notes due 2009, and the pricing terms of the new series of notes due 2036 which are to be issued in exchange for its outstanding 7.625% Notes due 2012.
Exchange notes due 2016
The total exchange price for each $1,000 principal amount of 7 1/2% Notes due 2008 tendered, using an exchange offer yield of 5.542 percent, will be $1,033.23, consisting of $1,000 principal amount of new notes due 2016 and $33.40 in cash. The total exchange price for each $1,000 principal amount of 6.45% Notes due 2008 tendered, using an exchange offer yield of 5.542 percent, will be $1,015.36, consisting of $1,000 principal amount of new notes due 2016 and $15.53 in cash. Holders who tendered their 7 1/2% Notes due 2008 or 6.45% Notes due 2008 after 5:00 p.m., New York City time, on June 6, 2006 (the “early tender date”), will receive, for each $1,000 principal amount of such notes tendered, the applicable total exchange price less the early participation payment of $12.50 as specified in the Offering Memorandum dated May 22, 2006 and the related transmittal letter.
The total exchange price for each $1,000 principal amount of 6.60% Notes due 2009 tendered, using an exchange offer yield of 5.595 percent, will be $1,026.47, consisting of $1,000 principal amount of new notes due 2016 and $26.64 in cash. Holders who tendered their 6.60% Notes due 2009 after the early tender date will receive, for each $1,000 principal amount of such notes tendered, the applicable total exchange price less the early participation payment of $15.00.
     The interest rate on the new notes due 2016 will be 6.29 percent. The yield on the new notes due 2016 will be 6.292 percent and the issue price of the new notes due 2016 will be $999.83, which has been determined by reference to the bid-side yield on the designated 10-year benchmark security as of the pricing time, which was 5.092 percent. Holders who exchange their 7 1/2% Notes due 2008, 6.45% Notes due 2008 and 6.60% Notes due 2009 will also receive accrued interest on the notes to the settlement date, or $13.96, $12.00, and $6.78, respectively, per $1,000 principal amount of the notes exchanged.

Exchange notes due 2036
The total exchange price for each $1,000 principal amount of 7.625% Notes due 2012 tendered, using an exchange offer yield of 5.778 percent, will be $1,098.65, consisting of $1,049.83 principal amount of new notes due 2036 and $49.79 in cash; however, to the extent the principal amount of new notes due 2036 exceeds an integral multiple of $1,000, the principal amount of the new notes due 2036 will be rounded downward to the nearest integral multiple of $1,000 and the difference will be paid in cash. Holders who tendered their 7.625% Notes due 2012 after the early tender date will receive, for each $1,000 principal amount of such notes tendered, the applicable total exchange price less the early participation payment of $20.00.
The interest rate on the new notes due 2036 will be 6.80 percent. The yield on the new notes due 2036 will be 6.807 percent and the issue price of the new notes due 2036 will be $999.08, which has been determined by reference to the bid-side yield on the designated 30-year benchmark security as of the pricing time, which was 5.207 percent. Holders who exchange their 7.625% Notes due 2012 will also receive accrued interest on the notes to the settlement date, or $1.48 per $1,000 principal amount of the notes exchanged.
The exchange offers are limited to holders of outstanding notes that have certified certain matters to Goodrich, including their status as “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933. Each exchange offer is scheduled to expire at 12:00 midnight, New York City time, on June 19, 2006, unless extended. The exchange of the 7 1/2% Notes due 2008, 6.45% Notes due 2008 and 6.60% Notes due 2009 for the new 6.29% notes due 2016 and the exchange of the 7.625% Notes due 2012 for the new 6.80% notes due 2036 are currently scheduled to occur on June 22, 2006.
The new notes will not be registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.
Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.
This press release is not an offer to sell or a solicitation of an offer to buy any security. The exchange offers are being made solely by the Offering Memorandum and related letter of transmittal.
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